EXHIBIT 8.1
LIST OF SUBSIDIARIES
S/n	Name of Company	Country of Incorporation

1.	Pacific Internet Corporation Pte Ltd	Singapore
2.	Pacific Internet (Australia) Pty. Limited	Australia
3.	Zip World Pty Ltd	Australia
4.	Hunterlink Pty Limited	Australia
5.	Pacific Supernet Limited	Hong Kong
6.	Pacific Internet (Hong Kong) Limited	Hong Kong
7.	Pacific Internet India Private Limited	India
8.	Pacific Internet (Malaysia) Sdn. Bhd.	Malaysia
9.	Pacific Internet Philippines, Inc.	Philippines
10.	PW Holding Corporation	Philippines
11.	Pacific Digiway Limited	Thailand
12.	Pacific Internet (Thailand) Limited	Thailand
13.	World Net & Services Co., Ltd.	Thailand
14.	Pacfusion Limited	Bermuda
15.	Pacfusion.com Inc.	Delaware, USA
16.	Pacfusion Group Holdings Pte Ltd	Singapore
17.	Pacfusion.com (Australia) Pty Limited	Australia
18.	Pacfusion.com (Hong Kong) Limited (deregistered on 13 December 2002)	Hong Kong
19.	Pacfusion.com (India) Private Limited	India
20.	Pacfusion (Malaysia) Sdn. Bhd. (In Members' Voluntary Liquidation)	Malaysia
21.	Pacfusion.com (Thailand) Limited	Thailand
22.	TravelFusion.com Limited	Bermuda
23.	Safe2Travel Pte Ltd	Singapore